Exhibit 1(b)


                             ARTICLES OF AMENDMENT
                                     OF THE
                           ARTICLES OF INCORPORATION
                          LEGG MASON VALUE TRUST, INC.


         LEGG MASON VALUE TRUST, INC., a Maryland corporation, having its principal office in Maryland in the City of Baltimore, Maryland (hereinafter called the "Corporation"), desiring to amend its Articles of Incorporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:

         Article THIRD of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

         "THIRD: The purposes for which the Corporation is formed and the business or objects to be transacted, carried on and promoted by it, are as follows:

         (1) To hold, invest and reinvest its funds, and in connection therewith to hold part or all of its funds in cash, and to purchase, subscribe for or otherwise acquire, hold for investment or otherwise, sell, assign, negotiate, transfer, lend, trade in, deal in, pledge, exchnage or otherwise dispose of or turn to account or realize upon, securities (which term "securities" shall, for the purposes of these Articles of Incorporation, without limiting the generality thereof, be deemed to include any stocks, shares, bonds, debentures, bills, notes, or other evidence of indebtedness, negotiable or non-negotiable instruments, certificates of deposit, bankers' acceptances, fixed time deposits, letters of credit, commercial paper, finance paper, repurchase and reverse repurchase agreements, mortgages or other obligations and any warrants, options or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein or with respect thereto or in any property or assets); created or issued by any


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persons, firms, associations,  partnerships,  corporations,  syndicates,  banks, savings institutions, combinations, organizations, governments or subdivisions, agencies or instrumentalities thereof; and to exercise, as owner or holder of any Securities, all rights, powers and privileges in respect thereof; and to do any and all acts and things for the preservation, protection, improvement and enhancement in value of any and all such Securities.

(2) To purchase and sell (or write) options on securities, indices, futures contracts and other financial instruments and enter into closing transactions in connection therewith; to enter into all types of commodities, contracts, including without limitation the purchase and sale of futures contracts on securities, indices and other financial instruments; and to employ all kinds of hedging techniques and investment management strategies.

(3) To acquire (by purchase, lease or otherwise) and to hold, use, maintain, develop and dispose of (by sale or otherwise) any property, real or personal, and any interest therein.

(4) To borrow money and issue notes or other evidences of indebtedness.

(5) To issue and sell shares of its own capital stock in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration (including, without limitation thereof, Securities), as the Board of Directors may determine and without the need for stockholder approval and as now or hereafter permitted by the laws of Maryland and by these Articles of Incorporation; provided, however, that the consideration per share to be received by the Corporation upon the sale of any shares of its capital stock shall not be less than the net asset value per share of such capital stock outstanding at the time as of which the computation of such net asset value shall be named in accordance with the provisions of Article NINTH.

(6) To purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel (all without the vote or consent of the stockholders of the Corporation) shares of its capital stock, in any manner and to the extent now or hereafter permitted by the laws of Maryland and by these Articles of Incorporation.

(7) To conduct its business in all its branches and exercise any or all of its corporate rights and powers at one or more offices in Maryland and elsewhere in any part of the world without restriction or limit as to extent.

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(8) To do any and all such  further acts and things to exercise any and all such further powers as may be necessary, incidental, relative, conducive, appropriate or desirable for the accomplishment, carrying out or attainment of all or any of the foregoing purposes or objects.

         The foregoing objects and purposes shall, except as otherwise expressly provided, be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Articles of Incorporation, and shall each be regarded as independent and construed as powers as well as objects and purposes, and the enumeration of specific purposes, objects and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation now or hereafter conferred by the laws of Maryland.

SECOND:

         The foregoing amendment was advised by the Board of Directors on September 20, 1991 and approved by the shareholders on February 19, 1992.

         IN WITNESS WHEREOF, LEGG MASON VALUE TRUST, INC., has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested to by its Assistant Secretary on this 24 day of April, 1992.

                                              LEGG MASON VALUE TRUST, INC.

                                              By: /s/ John F. Curley, Jr.
                                                 ------------------------
                                                 John F. Curley, Jr.
                                                 President



Attest:


/s/ C.A. Bacigalupo
---------------------
Charles A. Bacigalupo
Assistant Secretary


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                                  CERTIFICATE


         THE UNDERSIGNED, President of LEGG MASON VALUE TRUST, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                                By: /s/ John F.Curley, Jr.
                                                   -----------------------
                                                   John F. Curley, Jr.
                                                   President

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